KPMG LLP
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Suite 3100
Calgary AB
T2P 4B9
Telephone (403) 691-8000
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www.kpmg.ca

April 28, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Chelsea Oil and Gas Ltd. (the “Company”) and, under the date of April 29, 2016, we reported on the consolidated financial statements of the Company as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015. On April 10, 2017, we were dismissed. We have read the Company's statements included under Item 16.F of its Form 20-F dated April 28, 2017, and we agree the such statements, except that we are not in a position to agree or disagree with the Company’s statements in the sixth paragraph of Item 16.F nor that the change was considered and approved by the board of directors of the Company.

This letter should not be regarded as in any way updating the aforementioned report or representing that we performed any procedures subsequent to the date of such report.

Very truly yours,

Chartered Professional Accountants
Calgary, Canada

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